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                                                                      EXHIBIT 99

INTERTAN, INC.

3300 Highway #7.Ste.904. Concord. Ontario L4K 4M3



                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
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James G. Gingerich                                            September 13, 1999
                                                                       IT-00-005
Executive Vice President and Chief Financial Officer

(905) 760-9706


           INTERTAN, INC. ADOPTS REPLACEMENT STOCKHOLDER RIGHTS PLAN


TORONTO, Ontario, September 13, 1999--InterTAN, Inc. (NYSE: ITN; TSE: ITA), a leading international retailer of Radio Shack (R) and other products, announced that its Board of Directors adopted a new stockholder rights plan to replace its original plan that will expire on September 20, 1999. Like the original plan, the new plan is designed to ensure that all InterTAN stockholders receive fair and equal treatment in the event of any takeover attempt and to encourage potential acquirors to negotiate with InterTAN.

The rights that will be issued under the new plan become exercisable only if a person or group acquires beneficial ownership of 15% or more of InterTAN's outstanding common stock or announces a tender offer or exchange offer, which, if consummated, would result in beneficial ownership of 15% or more of the outstanding common stock. The rights will be issued to stockholders of record as of the close of business on September 20, 1999 and will expire in 10 years.

InterTAN, Inc., headquartered in Toronto, Ontario, operates through approximately 1,100 company retail stores and dealer outlets in Canada and Australia under the trade names of Radio Shack(R) and Tandy Electronics(R), respectively.



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Except for the historical information disclosed in this press release, certain information, including statements regarding
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future sales, profits and success, constitutes forward-looking statements that involve risks and uncertainties including, but not limited to, international economic conditions, interest and foreign exchange rate fluctuations, various tax issues, product demand, competitive products and pricing, availability of products, inventory risks due to shifts in market conditions, the regulatory and trade environment, real estate market fluctuations, certain aspects of Year 2000 compliance and other risks indicated in filings with the Securities and Exchange Commission such as InterTANs' previously filed periodic reports, including its Form 10-K for the 1998 fiscal year. Actual results may materially vary.